Exhibit 99.1

For Further Information:

Big Dog Holdings, Inc.
121 Gray Avenue
Santa Barbara, California 93101
www.bigdogs.com
www.thewalkingcompany.com

CONTACT:
Laura Russell
Investor Information
(805) 963-8727, extension 1216

For Immediate Release:
January 27, 2006

                              THE WALKING COMPANY
                         TO ACQUIRE STEVE'S SHOES, INC.

SANTA BARBARA, CA, January 27, 2006; The Walking Company, a wholly owned subsidiary of Big Dog Holdings, Inc. (NASDAQ:BDOG), is pleased to announce that it has agreed to acquire substantially all the assets of Steve's Shoes, Inc. for approximately $4.2 million in a bankruptcy auction. Steve's Shoes is one of the largest independent comfort shoe retailers in the country. Steve's Shoes operates 45 stores in 22 states, primarily in the Midwest, under the store names Steve's Shoes, Overland Trading Co., and Sole Outdoors. The Company features quality brands such as Ecco, Dansko, and Merrell, among others, with total annual sales of approximately $35 million.

Steve's Shoes was founded 67 years ago and grew from one store in Kansas City to 78 stores across the nation. As a result of their aggressive expansion and other factors, Steve's Shoes eventually declared bankruptcy a few weeks ago. The Walking Company has agreed to acquire at least 35 of the stores and has retained the right to accept, assign or reject the ten remaining stores after a 90-day trial period.

Andrew Feshbach, Chief Executive Officer stated "This is a good add-on acquisition for us, further implementing our expansion strategy for The Walking Company. We look forward to converting these stores to Walking Company stores. We will immediately bring financial strength to the organization and look to achieve significant operating leverage and cost savings by more fully utilizing The Walking Company's systems, distribution infrastructure, and experienced management team.

Big Dog Holdings, Inc. consists of Big Dogs and The Walking Company. Big Dogs develops, markets and retails a branded, lifestyle collection of unique, high-quality, popular-priced consumer products, including activewear, casual sportswear, accessories and gifts. The BIG DOGS brand image is one of quality, value and fun. The BIG DOGS brand is designed to appeal to people of all ages and demographics, particularly baby boomers and their kids, big and tall customers, and pet owners. In addition to its 176 retail stores, Big Dogs markets its products through its catalog, internet and corporate sales accounts.

The Walking Company is a leading independent specialty retailer of high quality, technically designed comfort shoes and accessories that features premium brands such as ECCO, Mephisto, Dansko, Birkenstock and Merrell among many others. These products have particular appeal to one of the largest and most rapidly growing demographics in the nation. The Walking Company operates 88 stores in premium malls across the nation.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
- With the exception of historical information, the matters discussed in this press release are forward looking statements that involve a number of risks and uncertainties. The actual future sales and other results of the Company could differ significantly from those statements. Further information on the Company's risk factors is contained in the Company's quarterly and annual reports as filed with the Securities and Exchange Commission.